Exhibit 2

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of May 19, 2016 (the “Effective Date”), by and between Pharmstandard International S.A., a Luxembourg public limited liability company (the “Seller”), and Ervington Investments Limited, a Cyprus limited liability company (the “Purchaser”). The Seller and the Purchaser are referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Seller directly owns 7,769,083 shares of common stock, par value $0.001 per share (the “Common Stock”), of Argos Therapeutics, Inc. (the “Company”), issued and outstanding Common Stock of the Company, and immediately exercisable warrants to purchase an additional 1,339,151 shares of Common Stock at an exercise price of $5.35 per share;

WHEREAS, on the terms and subject to the conditions set forth herein, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, on the terms set forth herein 934,579 of the Seller’s shares of Common Stock of the Company (the “Shares”),; and

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Closing” has the meaning set forth in Section 2.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.2 of this Agreement.

“Common Stock” has the meaning set forth in the preamble of this Agreement.

“Company” has the meaning set forth in the preamble of this Agreement.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Exchange Act” has the meaning set forth in Section 3.1 of this Agreement.

“Liens” means any lien, security interest, mortgage, pledge, charge, encumbrance, voting agreement, right of preemption or any similar right or obligation.

“Losses” means any and all liabilities, losses, damages, claims, costs, expenses, fines, fees, deficiencies, diminution in value, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims).

“Outside Date” has the meaning set forth in Section 6.1 of this Agreement.

“Organizational Documents” means, with respect to any Person other than an individual, such Person’s certificate of incorporation, memorandum of association, articles of association, statuts or bylaws, or any comparable instrument.

“Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnitees” has the meaning set forth in Section 7.2 of this Agreement.

“SEC” has the meaning set forth in Section 3.2 of this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 7.3 of this Agreement.

“Shares” has the meaning set forth in the preamble of this Agreement.

“Survival Period” has the meaning set forth in Section 7 .I of this Agreement.

“Transfer Agent” means Computershare Limited.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale of Shares. On and subject to the terms and conditions of this Agreement, upon the Closing, the Seller agrees to sell, transfer and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, 934,579 Shares for a cash purchase price of $5.35 per Share (the “Purchase Price”). At the Closing, the Purchaser shall pay for the Shares by wire transfer of immediately available funds to the Seller’s account, in accordance with the wire transfer instructions set forth on Exhibit A hereto, in an amount equal to the Purchase Price.

Section 2.2 Closing; Closing Date. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, no later than ten (10) business days after the last of the conditions to Closing set forth in Article V have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at Russia, Moscow, 125009 Testovskaya Street, 10, 10th floor or at such other time or on such other date or at such other place as the Parties may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.3 Closing Deliverables. At the Closing, the Seller shall deliver to the Purchaser: (i) copies of written instructions from the Company to the Company’s Transfer Agent directing the Transfer Agent to record (A) the ownership of the Shares purchased hereunder by the Purchaser in the name of the Purchaser and (B) the reduction, by the number of Shares sold hereunder, in the number of Shares held by the Seller; and (ii) written confirmation from the Transfer Agent that it has duly recorded such transfer of the Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that the following statements are true and correct as of the Effective Date and will be true and correct as of the Closing Date (or, in each case, with respect to statements that speak specifically as of an earlier date, only as of such earlier date):

(a) Organization and Authority of the Seller. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Luxembourg. The Seller has full limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seiler of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

(b) No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any governmental authority to which the Seller is subject, (ii) conflict with or result in a breach of any of the Seller’s Organizational Documents, or (iii) require the Seller to give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party other than the Company except as and to the extent required by the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

(c) Title to the Shares. The Seller is the sole record and beneficial owner of and has good and valid title to the Shares, free and clear of all Liens. The Shares have been duly authorized and are validly issued, fully-paid and non-assessable. The Shares were issued in compliance with applicable law and are not subject to or in violation of any preemptive or similar rights of any Person under the terms of the General Corporation Law of the State of Delaware or the Organizational Documents of the Company. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser shall own all of the Shares, free and clear of all Liens.

(d) Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Purchaser is or may become liable.

(e) No Public Offering. Neither the Seller nor any person acting on the Seller’s behalf has sold or offered to sell or solicited any offer to buy any of the Shares by means of any form of general solicitation or advertising. The Seller acquired the Shares for its own account as principal, for investment purposes only, and not with a view to, or for, the resale or distribution thereof, in whole or in part, within the meaning of the Securities Act or the applicable securities laws of any other jurisdiction.

(f) Private Sale. The offer and sale of the Shares have not been, and will not be, registered by the Company under the Securities Act and the offer and sale of the Shares is being made pursuant to an applicable exemption from, or is not subject to, the registration requirements ofthe Securities Act.

(g) Affiliate Status. The Seller is an “Affiliate” of the Company.

(h) No Price Stabilization or Manipulation. The Seller has not taken, directly or indirectly, any action designed to cause or result in, or which has constituted, the stabilization or manipulation of the price of the Shares to facilitate the sale or resale of the Units.

(i) Material Non-Public Information. The Seller is an Affiliate of the Company and acknowledges that it may have material non-public information that it is not in a position to disclose to the Purchaser. The Seller acknowledges the Purchaser’s representation under Section 3.2(j) in connection therewith.

Section 3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that the following statements are true and correct as of the Effective Date and will be true and correct as of the Closing Date (or, in each case, with respect to statements that speak specifically as of an earlier date, only as of such earlier date):

(a) Organization and Authority of the Purchaser. The Purchaser is a limited company duly organized, validly existing and in good standing under the laws of Cyprus. The Purchaser has full limited company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite limited company action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

(b) No Conflicts; Consents. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any governmental authority to which the Purchaser is subject, (ii) conflict with or result in a breach of any of the Purchaser’s Organizational Documents, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration, create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or which any of the Purchaser’s property or assets is subject, or (iv) require the Purchaser to give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party.

(c) Brokers’ Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller or the Company is or may become liable.

(d) The Purchaser acknowledges that it was informed by the Seller that the offer and sale of the Shares by the Seller have not been registered under the Securities Act and is being made pursuant to an exemption from, or is not subject to, the registration requirements of the Securities Act.

(e) The Purchaser acknowledges that (i) no offering documentation with respect to the Company and/or the Shares is being provided by the Seller in connection with the offer and sale of the Shares hereunder, (ii) it is relying solely on the documents filed by the Company with the U.S. Securities and Exchange Commission the (“SEC”) for information with respect to the Company and the Shares; and (iii) the Seller is an Affiliate of the Company and may have material non-public information with respect to the Company, including without limitation, its financial position and/or results of operation, which the Seller has not provided to the Purchaser.

(f) The Purchaser acknowledges that the Shares are subject to transfer restrictions and may not be disposed of, sold or otherwise transferred except: (i) pursuant to a registration statement with respect to the offer and sale of the shares that has been declared effective by the SEC; (ii) to the Company; or (iii) in a transaction exempt from, or not subject to, the registration requirements under the Securities Act, including without limitation, pursuant to Rule 144 thereunder and, solely with respect to a sale or other transfer pursuant to clause (iii) of this Section 3.2(f) and if the Company shall so request in writing, Purchaser shall provide an opinion of counsel and other documentation reasonably satisfactory to the Company to the effect that the transaction is so exempt or such registration is not so required.

(g) Sophisticated Purchaser.

(i) The Purchaser has such knowledge and experience in financial and business matters so that the Purchaser is capable of protecting the Purchaser’s own interests in connection with the acquisition of the Shares and evaluating the merits and risks of the Purchaser’s investment in the Company and the purchase of the Shares.

(ii) The Purchaser and the Purchaser’s advisors have such knowledge and experience in financial, tax and business matters so as to enable the Purchaser to utilize the information made available to the Purchaser in connection with the investment contemplated hereby to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto. The Purchaser is familiar with the type of investment that the Shares constitute and recognizes that an investment in the Company involves substantial risks, including risk of loss of the entire amount of such investment. The Purchaser can bear the economic risk of the purchase of the Shares and of the loss of the entire amount of the investment. The Shares are being conveyed by the Seller without any representation or warranty of any kind except as specifically specified in this Agreement.

(iii) Without limiting the foregoing, the Purchaser is aware that there are limitations and restrictions on the circumstances under which the Purchaser may offer to sell, transfer or otherwise dispose of the Shares. Such limitations and restrictions include those imposed by operation of applicable securities laws and regulations. The Purchaser acknowledges that as a result of such limitations and restrictions, it might not be possible to liquidate an investment in the Shares readily and that it may be necessary to hold the Shares for an indefinite period.

(iv) In evaluating the Shares, the Purchaser has not relied upon any oral or written representations or other information concerning the Company or the Shares other than as set forth in the public filings of the Company with the SEC, any Affiliate of the Company, any agent or representative of the Company, or the Seller or its Affiliates, except as set forth herein. The Purchaser has had access to and has acquired information that it deems sufficient about the Company to reach an informed and knowledgeable decision to acquire the Shares being acquired.

(v) The Purchaser has received, read carefully and understands this Agreement and has consulted with the Purchaser’s own attorneys, accountants or investment advisers with respect to the transactions contemplated hereby and its suitability for the Purchaser and understands the Purchaser’s rights, obligations, limitations and risks in connection with an investment in the Company.

(h) Investment Intent. The Purchaser is purchasing the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, the resale or distribution thereof, in whole or in part, within the meaning of the Securities Act or the applicable securities laws of any other jurisdiction. The Purchaser understands that its acquisition of the Shares has not been and will not be registered under the Securities Act or registered or qualified under the applicable law of any other jurisdiction in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares. The Purchaser represents that it has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Shares.

(i) Money Laundering. The Purchaser conducts its business at all times in a manner, and has in place procedures intended to ensure, that the funds that it will use to purchase the Shares shall have been obtained by the Purchaser in compliance with all applicable Money Laundering Laws; and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Investor with respect to the Money Laundering Laws is pending or, to the Investor’s knowledge, threatened.

(j) Material Non-Public Information. Purchaser acknowledges that (i) Purchaser is a sophisticated investor and is experienced in matters relating to the valuation and the purchase and sale of securities such as the Shares; (ii) it is aware that Seller is an Affiliate of the Company and that, as such, Seller may have access to material non-public information with respect to the Company that is unavailable to the Purchaser; (iii) it has made its own investment decision with respect to the purchase of the Shares and hereby waives any claim it may have against the Seller arising out of or in connection with non-disclosure by the Seller of any material non-public information known to the Seller with respect to the Company or the Shares, provided that nothing set forth in this Section 3.2(j) in any way limits or otherwise affects any of the representations and warranties of the Seller specifically set forth in this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Further Actions. Prior to Closing, each of the Parties will use (and will cause any Affiliate to use) its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including, satisfaction, but not waiver, of the Closing conditions set forth in Article V).

Section 4.2 Confidentiality. The Parties agree that no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without the prior approval of the Seller and the Purchaser. Each Party shall keep confidential all matters concerning the acquisition of the Purchased Interests; provided, that (x) disclosure may be made to the Company, and (y) the Parties shall not be obligated to keep confidential any matters (I) which have become generally known to the public through no act of the applicable Party in violation of this Section 4.2, (2) which have been approved for release without restriction as to use or disclosure by written authorization of the other Party, (3) which have been disclosed pursuant to a requirement of a governmental authority or law without similar restrictions or other protection against public disclosure, or (4) which disclosure is required by operation of law.

ARTICLEV

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Purchaser’s Obligation to Close. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Purchaser:

(a) the representations and warranties set forth in Section 3.1 shall be true and correct in all material respects at and as of the Closing Date;

(b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing the consummation of any transactions contemplated by this Agreement; and

(d) the Seller shall have delivered to the Purchaser a certificate to the effect that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied.

Section 5.2 Conditions to the Seller’s Obligation to Close. The obligation of the Seller to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Seller:

(a) the representations and warranties set forth in Section 3.2 shall be true and correct in all material respects at and as of the Closing Date;

(b) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing the consummation of any transactions contemplated by this Agreement; and

(d) the Purchaser shall have delivered to the Seller a certificate to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

Section 5.3 Conditions to Both the Purchaser’s and the Seller’s Obligation to Close. The obligation of each of the Purchaser and the Seller to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by an agreement in writing between the Purchaser and the Seller:

(a) The Company shall have successfully advanced the phase 3 clinical trial of its product candidate AGS-003, and the independent data monitoring team shall have (i) met at least twice since the date hereof, and (ii) shall have not produced a negative report of its findings after either such meeting, all as contemplated by and substantially as set forth in the Company’s Annual Report on From 10-K for the year ended December 31, 2015 filed with the SEC;

(b) an investigator-initiated Phase 2 clinical trial in muscle invasive bladder cancer shall have begun, as contemplated by and substantially as set forth in the Company’s Annual Report on From 10-K for the year ended December 31,2015 filed with the SEC;

(c) an investigator-initiated clinical trial of AGS-003 in combination with a PD-1 inhibitor shall have begun, as contemplated by and substantially as set forth in the Company’s Annual Report on From 10-K for the year ended December 31, 2015 filed with the SEC;

(d) an ongoing investigator-initiated Phase 2 clinical trial designed to evaluate treatment with AGS-003 in patients with early stage RCC prior to nephrectomy enrolled more than 5 patients;

(e) the Company shall have reported revenues for the twelve-month period ending on the last day of its most recently completed fiscal quarter of not less than $[3,000,000], as reflected in its financial statements contained in its periodic reports filed with the SEC;

(f) the Company shall have reported total Current Assets of not less than $[5,000,000] on the last day of its most recently completed fiscal period, as reflected in its financial statements contained in its periodic report with respect to such period filed with the SEC; and

(g) the Company shall have timely filed all reports with the SEC as and when required by the Exchange Act and the applicable rules and regulations thereunder.

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Seller and the Purchaser; or

(b) by the Seller or the Purchaser upon written notice to the other if the Closing shall not have been consummated as of the close of business on or before December 31, 2017 (the “Outside Date”), but only if the Party seeking termination is not primarily responsible for the failure to close or to cause the Closing conditions set out in Article V to be satisfied on or before such Outside Date.

Section 6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all rights and obligations of the Parties hereunder shall terminate and have no effect; provided, however, that the provisions contained in Sections 4.1 and 4.2 and this Article VI shall survive such termination. Each Party agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in addition to any other remedy which a non-breaching Party may be entitled at law pursuant to Section 6.1, a non-breaching Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and each Party shall be entitled to enforce the terms and provisions of this Agreement by specific performance.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Effective Date and continue in full force and effect for a period of 15 months following the Closing (the “Survival Period”).

Section 7.2 Indemnification by the Seller. From and after the Closing Date, the Seller shall indemnify and hold harmless the Purchaser, its Affiliates, successors and permitted assigns, and each of their respective officers, members, partners, representatives, managers, directors and employees (the “Purchaser Indemnitees”) from and against any Losses that the Purchaser Indemnitees shall suffer caused by the Seller’s breach of its representations, warranties or covenants contained in this Agreement; provided that no claim for indemnification under this Section 7.2 may be brought after the expiration of the Survival Period.

Section 7.3 Indemnification by the Purchaser. From and after the Closing Date, the Purchaser shall indemnify and hold harmless the Seller, its Affiliates, successors and permitted assigns, and each of their respective officers, members, partners, representatives, managers, directors and employees (the “Seller Indemnitees”) from and against any Losses that the Seller Indemnitees shall suffer caused by the Purchaser’s breach of its representations, warranties or covenants contained in this Agreement; provided that no claim for indemnification under this Section 7.3 may be brought after the expiration of the Survival Period.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Expenses. Except as otherwise provided in this Agreement, regardless of whether the transactions contemplated hereby are consummated, the Seller shall pay its expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby and the Purchaser shall pay its expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

Section 8.2 Modifications, Waivers, Agreement. The Parties may modify or amend this Agreement solely by mutual written agreement. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

Section 8.3 Assignment. Neither Party shall have the authority to assign its respective rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party whose consent is being requested, and any attempt to do so will be void, except for assignments and transfers by operation of law.

Section 8.4 No Third Party Beneficiaries. Except with respect to the rights of indemnified patties under Article VII, it is the intent of the Parties that no third-party beneficiary rights be created or deemed to exist in favor of any Person not a party to this Agreement, unless otherwise expressly agreed in writing by the Parties.

Section 8.5 Entire Agreement. This Agreement and the exhibits and other documents referred to herein contain the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto, whether written or oral, except to the extent specifically set forth herein or therein.

Section 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to such jurisdiction’s principles of conflicts of laws.

Section 8. 7 Notices. Any notice, request, demand, claim or other communication to be given hereunder by any Party shall be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally or (ii) when delivered if sent by facsimile or e-mail transmission during normal business hours of the recipient, or on the next business day if sent after normal business hours of the recipient. Unless another address is specified in writing, notices, demands and communications to the Seller or the Purchaser shall be sent to the addresses indicated below:

If to the Seller:

Pharmstandard International S.A.

10a Rue Henri M. Schnadt

L-2530 Luxembourg (Lëtzebuerg)

Luxembourg

Attention: Mr. Eriks Martinovskis

Telephone: + 352 24840131

Facsimile: . +352 24840134

E-mail: eriks.martinovskis@pharmstd.lu, info@pharmstd.lu

With a copy to (which shall not constitute notice):

DLA Piper LLP (US)

125I Avenue of the Americas

New York, NY 10020

Attention: Jack I. Kantrowitz, Esq.

Telephone: +1 212-335-4845

Facsimile: +1 212-884-8645

E-mail: jack.kantrowitz@dlapiper.com

If to the Purchaser:

Ervington Investments Limited

Chrysanthou Mylona, 3, 3030, Limassol, Cyprus

Attention: Ms. Maria Damianou

Facsimile: +357 25356010

E-mail: mdamianou@meritservus.com

With a copy to (which shall not constitute notice):

Attention: Mrs. Natalia Khudyk

Facsimile: +357 25022840

E-mail: n.khudyk@aluxfinance.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one agreement. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 8.9 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereunder. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.10 Submission to Jurisdiction; Selection of Forum. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in New York City, New York in any proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such proceeding may be heard and determined in any such court. Each Party also agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each of the Patties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by any proceeding or in any other manner provided by law or in equity.

Section 8.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

Section 8.13 Currency Designation. Except as expressly provided herein, all amounts specified in this Agreement shall be in United States dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLER:

PHARMSTANDARD INTERNATIONAL S.A.

By:	/s/ Eriks Martinovskis
Name: Eriks Martinovskis
Title: Director

PURCHASER:

ERVINGTON INVESTMENTS LIMITED

By:	/s/ Maria Damianou
Name: Maria Damianou
Title: Director

EXHIBIT A

WIRE INSTRUCTIONS

Pharmstandard International S.A.

10A, rue Henri Schnadt,

L-2530, Luxembourg

Banking details:

Citibank International plc Luxembourg branch

IBAN: LU320340000201350002

Account Number (USD): 201350002

SWIFT: CITILULX